Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces First-Quarter 2008 Financial Results

Record Revenue Leads to Net Income & EBITDA (as adjusted) Increases of 21% and 8%

WALTHAM, MA, May 8, 2008 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the first quarter ended March 31, 2008.

Mac-Gray reported record first-quarter revenue of $77.6 million, an increase of 9% from 2007 first-quarter revenue of $71.5 million.  Net income for the first quarter was approximately $762,000, or $0.06 per diluted share, compared with net income of $1.3 million, or $0.09 per diluted share for the first quarter of 2007.  First-quarter 2008 net income includes an unrealized loss of $1.2 million related to derivative instruments.  First-quarter 2007 net income included an unrealized loss of $264,000 related to derivative instruments.  Excluding these items from both periods, adjusted net income for the first quarter of 2008 increased 21% to $1.7 million, or $0.13 per diluted share, compared with adjusted net income of $1.4 million, or $0.10 per diluted share, for the first quarter of 2007.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the first quarter of 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $15.0 million, compared with $14.7 million in the year-earlier quarter.  EBITDA, as adjusted for the items described above relating to derivative instruments, increased 8% to $16.2 million for the first quarter of 2008, compared with $15.0 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the First Quarter

“Mac-Gray’s first-quarter performance was strong,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “We generated double-digit improvement in year-over-year profitability as we grew our laundry facilities management business by 12%.  This growth was attributable to the contribution of the acquisition made in our Washington D.C./ Baltimore portfolio, as well as to organic growth in most of our other markets.  In total, our laundry facilities management business continued to benefit from our geographic diversity, as the performance in our Northeast and Northwest markets more than offset some weakness in some of our Southern markets where apartment vacancy issues continued.

“Within our Product Sales division, which accounted for 14% of first-quarter revenue, we experienced 7% lower year-over-year revenue in the quarter.  Our MicroFridge segment revenue declined approximately 17% due to weakness in the government and hotel sectors that we believe was largely timing related.  Somewhat offsetting this, our commercial laundry equipment sales business continued its steady performance achieving 16% growth in the first quarter.

“Within SG&A, despite a significant increase in our healthcare costs and a severance expense of $375,000 in the quarter, we still lowered our SG&A as a percentage of revenue from 13% in the year ago period to 12% in the first quarter of 2008.  Within operating costs, we experienced sharp increases in fuel, up 29% from the same period a year ago, which is intensifying our focus on our systems for more intelligent routing of our service fleet of approximately 650 vehicles.  We also are accelerating our parts recycling programs to attempt to counter the rapid rise in costs related to the equipment parts used in servicing our portfolio of machines.

“Our funded debt at March 31, 2008, after adjusting for $5 million of cash held overnight for deposit on April 1st, decreased approximately $400,000 from year-end.  This decrease was achieved while spending $9.4 million on capital equipment, related incentives and inventory in advance of an announced supplier price increase.  From March 31, 2007 to March 31, 2008, we have reduced funded debt by $13 million, exclusive of borrowings of $44 million incurred in connection with acquisitions.”

Business Outlook and Financial Guidance

“We remain encouraged about our long-term opportunities, particularly in light of our April 1st acquisition of Automatic Laundry Company (ALC).  As proven again by our experience with our August 2007 acquisition in the Washington D.C. / Baltimore market, the addition of assets into an existing geographic region provides us with substantial operational efficiencies and market density – a formula for long-term success.  With operations in 11 states where we had been competitors, ALC now ideally complements our regional footprints in the South and West.

“The integration of ALC into Mac-Gray’s operation is underway and we are in the process of consolidating several branch offices and eliminating redundant staff positions. Over the next several quarters, we will move ALC’s business processes onto Mac-Gray’s operating and financial platforms, and we anticipate fully completing this phase of integration by year-end.

“We are encouraged by our market position as well as our financial strength. Given current economic conditions, our near-term focus will continue to be centered on cost containment and the first phase of the integration of ALC. We also will continue to pursue organic growth initiatives such as vend price increases, conversion from coin- to card-operated equipment and new contract wins.  Finally, our suite of advanced technology products and our environmentally friendly approach to laundry facilities management continues to provide us with a distinct competitive advantage.  We believe we are well-positioned to benefit from the eventual turnaround in the economy,” MacDonald concluded.

Based on current market conditions and including the ALC acquisition, the Company is reiterating its outlook for 2008:

•                  laundry facilities management revenue in the range of $305 million to $315 million;

•                  product sales revenue in the range of $50 million to $55 million; and

•                  capital expenditures, including laundry facilities management contract incentives, in the range of $33 million to $37 million.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates.  These estimates may be subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, log onto www.macgray.com or dial (888) 482-0024 or (617) 801-9702 and provide passcode 68372423.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

Use of Non-GAAP Measures

In this release we use non-GAAP financial measures including adjusted net income, EBITDA and adjusted EBITDA.  We define EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  Adjusted net income, EBITDA and adjusted EBITDA are not measures of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  Our management believes adjusted net income, EBITDA, and adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses adjusted net income, EBITDA and adjusted EBITDA to evaluate the Company’s historical and prospective financial performance, to set internal revenue targets and spending budgets, to measure operational profitability and the accuracy of forecasting, and as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs of the Company given the level of indebtedness and the capital expenditures needed to maintain its business.  In addition, our measures of EBITDA and adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our senior notes.  Management compensates for these limitations by relying primarily on its GAAP results and by using EBITDA and adjusted EBITDA supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry facilities under long-term leases.  These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 80,000 multi-housing laundry facilities located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug® circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also markets Whirlpool’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  LaundryView® and MicroFridge®   are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the potential for acquisitions, the Company’s growth prospects and the Company’s estimates of laundry facilities management revenue, product sales revenue and capital expenditures for the full year 2008.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2008

Revenue	$71,474	$77,642
Cost of revenue:
Cost of facilities management revenue	39,155	44,226
Depreciation and amortization	9,044	9,791
Cost of products sold	8,452	8,114
Total cost of revenue	56,651	62,131

Gross margin	14,823	15,511

Operating expenses:
Selling, general and administration expenses	9,415	9,604
Gain on sale or disposal of assets, net	(112)	(56)
Total operating expenses	9,303	9,548

Income from operations	5,520	5,963

Interest expense, net	3,136	3,798
Loss related to derivative instruments	264	1,202
Income before provision for income taxes	2,120	963
Provision for income taxes	866	201
Net income	$1,254	$762
Net income per common share – basic	$0.10	$0.06
Net income per common share – diluted	$0.09	$0.06
Weighted average common shares outstanding - basic	13,132	13,300
Weighted average common shares outstanding – diluted	13,557	13,670

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	March 31,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$13,325	$16,036
Trade receivables, net of allowance for doubtful accounts	10,106	9,124
Inventory of finished goods, net	7,400	8,925
Prepaid expenses, facilities management rent and other current assets	16,103	15,437
Total current assets	46,934	49,522
Property, plant and equipment, net	126,321	127,225
Goodwill	42,229	42,229
Intangible assets, net	153,341	150,999
Prepaid expenses, facilities management rent and other assets	14,712	14,988
Total assets	$383,537	$384,963

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$1,352	$1,285
Trade accounts payable and accrued expenses	23,945	18,480
Accrued facilities management rent	18,309	18,133
Deferred revenues and deposits	777	430
Total current liabilities	44,383	38,328
Long-term debt and capital lease obligations	207,169	211,890
Deferred income taxes	30,907	31,173
Other liabilities	3,234	4,384
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,276,864 outstanding at December 31, 2007, and 13,443,754 issued and 13,329,306 outstanding at March 31, 2008)	134	134
Additional paid in capital	72,586	73,030
Accumulated other comprehensive income	45	—
Retained earnings	26,812	27,212
	99,577	100,376
Less: common stock in treasury, at cost (166,890 shares at December 31, 2007 and 114,448 shares at March 31, 2008)	(1,733)	(1,188)
Total stockholders’ equity	97,844	99,188
Total liabilities and stockholders’ equity	$383,537	$384,963

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except  per share amounts)

	Three months ended
	March 31,
	2007	2008

Net income, as reported	$1,254	$762

Income before provision for income taxes, as reported	$2,120	$963
Loss related to derivative instruments (1)	264	1,202
Income before provision for income taxes, as adjusted	2,384	2,165
Provision for income taxes, as adjusted	974	453

Net income, as adjusted	$1,410	$1,712

Diluted earnings per share, as adjusted	$0.10	$0.13

(1)          Represents the un-realized loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended
	March 31,
	2007	2008

Net income	$1,254	$762

Interest expense, net	3,136	3,798
Provision for income taxes	866	201
Depreciation and amortization	9,436	10,192

EBITDA	14,692	14,953

Loss related to derivative instruments (1)	264	1,202

EBITDA, as adjusted	$14,956	$16,155

(1)          Represents the un-realized loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.